Exhibit 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LOUISIANA  70130

NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	November 26, 2008
tcarlson@whitneybank.com

WHITNEY RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN U.S. TREASURY CAPITAL PURCHASE PROGRAM

New Orleans, Louisiana.   Whitney Holding Corporation (NasdaqGS:WTNY) today announced it has received preliminary approval to participate in the U.S. Treasury Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.  Whitney is eligible to sell to the Treasury Department approximately $301 million in preferred stock and the related warrants for common stock.  Participation in the program is subject to shareholder approval on December 17, 2008 at a special shareholders’ meeting, to amend the charter permitting the issuance of the preferred stock required by the program, along with the execution of definitive agreements and Whitney’s timely satisfaction of the Treasury Department’s standard closing conditions.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.  (WTNY-G)

In connection with the proposed amendments to our charter to authorize the issuance of preferred stock and to increase the number of authorized shares of common stock, we have filed a definitive proxy statement (the “Proxy Statement”) with the SEC. Investors and shareholders are advised to read the proxy statement and other relevant materials because they will contain important information about Whitney and the proposed amendments to our charter. Investors and shareholders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s Internet site at http://www.sec.gov and on our website at www.whitneybank.com by clicking on “Investor Relations,” under “SEC Filings.”  In addition, documents filed by Whitney with the SEC may be obtained free of charge by directing a written request to: Mrs. Shirley N. Fremin, Manager, Shareholder Services, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161-1260, (504) 586-3627 or by calling toll free (800) 347-7272, ext. 3627, or by sending an e-mail to the following address: investor.relations@whitneybank.com.

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